Exhibit 99.1

priceline.com Incorporated

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	September 30, 2003	December 31, 2002
ASSETS

Current assets:
Cash and cash equivalents	$115,302	$67,182
Restricted cash	20,750	18,248
Short-term investments	148,027	64,154
Accounts receivable, net of allowance for doubtful accounts of $1,111 and $1,262 at September 30, 2003 and December 31, 2002, respectively	18,809	13,636
Prepaid expenses and other current assets	6,737	6,348

Total current assets	309,625	169,568

Property and equipment, net	16,603	21,413
Intangible assets, net	3,687	1,174
Goodwill	9,534	10,517
Other assets	22,829	8,490

Total assets	$362,278	$211,162

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$38,467	$35,375
Accrued expenses	22,972	27,889
Other current liabilities	3,100	2,063
Total current liabilities	64,539	65,327

Long-term accrued expenses	545	715
Long-term debt	125,000	—
Total liabilities	190,084	66,042

SERIES B MANDATORILY REDEEMABLE PREFERRED STOCK	13,470	13,470

Stockholders’ equity
Common stock	306	1,884
Treasury stock	(338,410)	(338,410)
Additional paid-in capital	2,055,540	2,033,944
Deferred compensation	(1,514)	—
Accumulated deficit	(1,557,672)	(1,565,869)
Accumulated other comprehensive income	474	101
Total stockholders’ equity	158,724	131,650

Total liabilities and stockholders’ equity	$362,278	$211,162

priceline.com Incorporated

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002

Merchant revenues	$240,584	$237,961	$676,135	$800,298
Agency revenues	1,895	160	4,376	589
Other revenues	962	1,843	2,983	5,418
Total revenues	243,441	239,964	683,494	806,305

Cost of merchant revenues	202,793	201,949	569,365	677,432
Cost of agency revenues	—	—	—	—
Cost of other revenues	—	274	—	991
Total costs of revenues	202,793	202,223	569,365	678,423

Gross profit	40,648	37,741	114,129	127,882

Operating expenses:
Advertising	10,284	11,649	32,156	34,653
Sales and marketing	7,242	7,667	21,895	27,389
Personnel	7,441	8,397	22,500	24,552
General and administrative, including option payroll taxes of $154 and $0 for the three months ended September 30, 2003 and 2002, respectively, and $256 and $120 for the nine months ended September 30, 2003 and 2002, respectively	3,212	3,247	8,775	10,111
Information technology	1,878	2,581	6,849	8,866
Depreciation and amortization	2,510	4,850	9,209	13,798
Stock based compensation	106	250	176	750
Special charge (reversal)	—	—	—	(200)
Restructuring charge (reversal)	(137)	(92)	(137)	(916)
Severance charge (reversal)	—	—	—	(55)
Impairment charge	—	24,229	—	24,229
Warrant costs	—	—	6,638	—

Total operating expenses	32,536	62,778	108,061	143,177

Operating income (loss)	8,112	(25,037)	6,068	(15,295)

Other income:
Interest income	596	677	1,539	2,269
Interest expense	(367)	(21)	(413)	(43)
Equity in income of investees, net	1,389	394	2,494	1,131
Other	—	164	—	165
Total other income	1,618	1,214	3,620	3,522

Net income (loss)	9,730	(23,823)	9,688	(11,773)
Preferred stock dividend	(1,194)	(490)	(1,491)	(2,344)

Net income (loss) applicable to common stockholders	$8,536	$(24,313)	$8,197	$(14,117)

Net income (loss) applicable to common stockholders per basic common share	$0.22	$(0.64)	$0.22	$(0.37)

Weighted average number of basic common shares outstanding (1)	38,044	37,879	37,726	38,025

Net income (loss) applicable to common stockholders per diluted common share	$0.21	$(0.64)	$0.21	$(0.37)

Weighted average number of diluted common shares outstanding (1)	39,812	37,879	38,883	38,025

(1)  Reflects one-for -six reverse stock split.